PURCHASE AGREEMENT

by and between

MITSUI & CO., LTD.,

MITSUI & CO. (U.S.A.), INC.,

INTERNATIONAL MOTOR CARS GROUP I, L.L.C.,

INTERNATIONAL MOTOR CARS GROUPS II, L.L.C.,

PENSKE CORPORATION,

PENSKE AUTOMOTIVE HOLDINGS CORP.,

and

UNITED AUTO GROUP, INC.

dated as of

February 16, 2004

i

ii

PURCHASE AGREEMENT

      This PURCHASE AGREEMENT (the “Agreement”) dated as of February 16 2004 is by and between UNITED AUTO GROUP, INC., a Delaware corporation (the “Company”), MITSUI & CO., LTD., a Japanese company (“Mitsui Japan”), MITSUI & CO. (U.S.A.), INC., a New York corporation (“Mitsui USA” and, together with Mitsui Japan, the “Purchasers”), INTERNATIONAL MOTOR CARS GROUP I, L.L.C., a Delaware limited liability company (“PCP I”), INTERNATIONAL MOTOR CARS GROUP II, L.L.C., a Delaware limited liability company (“PCP II” and, together with PCP I, the “PCP Entities”), PENSKE CORPORATION, a Delaware corporation (“Penske Corporation”), and PENSKE AUTOMOTIVE HOLDINGS CORP., a Delaware corporation (“Penske Holdings”, and together with Penske Corporation, “Penske”).

RECITALS

      WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, an aggregate of 4,050,000 shares of Common Stock, par value $0.0001 per share, of the Company, for a purchase price of $29.49 per share; and

      WHEREAS, the parties wish to provide for certain matters relating to the Purchasers’, the PCP Entities’ and Penske’s ownership of shares of Common Stock of the Company;

      NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants, representations and warranties and obligations hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SECURITIES

      SECTION 1.1     The Purchase. At the Closing, subject to the terms and conditions hereof, (a) Mitsui Japan shall purchase (the “Mitsui Japan Purchase”) from the Company, and the Company shall sell to Mitsui Japan, 3,240,000 shares of Common Stock of the Company (the “Mitsui Japan Securities”) at a purchase price of $29.49 per share and an aggregate purchase price of $95,547,600 (the “Mitsui Japan Purchase Price”) payable at the Closing, and (b) Mitsui USA shall purchase (the “Mitsui USA Purchase” and, together with the Mitsui Japan Purchase, the “Purchase”) from the Company, and the Company shall sell to Mitsui USA, 810,000 shares of Common Stock of the Company (the “Mitsui USA Securities” and, together with the Mitsui Japan Securities, the “Securities”) at a purchase price of $29.49 per share and an aggregate purchase price of $23,886,900 (the “Mitsui USA Purchase Price” and, together with the Mitsui Japan Purchase Price, the “Purchase Price”) payable at the Closing.

      SECTION 1.2     Use of Proceeds. The Company will use the proceeds of the Purchase for general corporate purposes.

      SECTION 1.3     The Closing. The closing of the sale and purchase of the Securities (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., New York time, as soon as practicable, but in any event not later than five Business Days after satisfaction or waiver of the conditions contained in Article V, unless the parties otherwise agree in writing (the “Closing Date”).

      SECTION 1.4     Payment Instructions. The Company agrees to provide to the Purchasers wire transfer instructions for payment of the Purchase Price at least five Business Days prior to the Closing Date.

      SECTION 1.5     Actions at the Closing. At the Closing, the following actions shall occur (the “Closing Actions”):

(a) The Company shall issue and deliver to Mitsui Japan the Mitsui Japan Securities, evidenced by stock certificates in the name of Mitsui Japan, free and clear of liens and encumbrances thereon.

(b) The Company shall issue and deliver to Mitsui USA the Mitsui USA Securities, evidenced by stock certificates in the name of Mitsui USA, free and clear of liens and encumbrances thereon.

(c) Mitsui Japan shall pay the Mitsui Japan Purchase Price to the account of the Company by wire transfer pursuant to instructions provided by the Company in accordance with Section 1.4.

(d) Mitsui USA shall pay the Mitsui USA Purchase Price to the account of the Company by wire transfer pursuant to instructions provided by the Company in accordance with Section 1.4.

(e) The Company shall make the other deliveries required by Article V.

(f) The Company shall have filed with the New York Stock Exchange an Application for Listing of Additional Shares with respect to the Securities.

      SECTION 1.6     Legend.

      (a) The parties hereby acknowledge and agree that each of the certificates representing the Securities shall include the following legend and any other legend required by law:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

      (b) The requirement that the above securities legend be placed upon certificates evidencing shares of Securities shall cease and terminate upon the earliest of the following events: (i) when such shares are transferred in an underwritten public offering, (ii) when such shares are transferred pursuant to Rule 144 in compliance with the Securities Act or (iii) when such shares are transferred in any other transaction if the seller delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company, or a “no-action” letter from the staff of the Securities and Exchange Commission, in either case to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such shares without registration thereunder. Upon the consummation of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

ARTICLE II

REPRESENTATIONS & WARRANTIES CONCERNING THE COMPANY

      The Company hereby represents and warrants to each Purchaser as follows as of the date hereof and as of the Closing Date:

      SECTION 2.1     Organization and Good Standing; Power and Authority; Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted. The Company has all requisite corporate power and authority to enter and deliver this Agreement, to perform its obligations hereunder and carry out the transactions contemplated by the Agreement.

      SECTION 2.2     Authorization of the Agreement. Except for receipt of the Company Stockholder Approval (as defined in Section 4.1(e)), the execution, delivery and performance of the Agreement has been duly authorized by all requisite corporate action on the part of the Company, including by a disinterested majority of the board of directors of the Company in accordance with Section 144 of the Delaware General Corporation Law, and the Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby so that Section 203 of the General Corporation Law of Delaware (“DGCL”) shall not apply to any business combination (as defined in Section 203 of DGCL) of the Company as a result of the Purchase or any other transaction contemplated hereby, and has recommended that the holders of Common Stock of the Company approve the Purchase.

      SECTION 2.3     No Conflict. The execution, delivery and performance by the Company of the Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, and the issuance, sale and delivery by the Company of the Securities will not (a) violate any provision of law, statute, rule or regulation (including stock exchange rules), or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Company or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of the Company, or result in the creation of any mortgage, lien, security interest, loan, charge or encumbrance, upon any of the properties or assets of the Company, or (c) violate the Certificate of Incorporation or the by-laws of the Company.

      SECTION 2.4     Consents. No permit, authorization, consent or approval of or by, or any notification of or filing of the Company (other than a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and a merger notification filing with the Brazilian Conselho Administrativo de Defesa Econômica (“CADE”)) with any person (governmental or private) is required in connection with the execution and delivery by the Company of the Agreement or any documentation relating thereto, the consummation by the Company of the transactions contemplated hereby or thereby, or the issuance, sale or delivery of the Securities.

      SECTION 2.5     Title to Shares. Upon delivery of the Securities as provided in Section 1.4, the Securities will be duly authorized and validly issued, and Mitsui Japan will acquire good and valid title to the Mitsui Japan Securities and Mitsui USA will acquire good and valid title to the Mitsui USA Securities, in each case free and clear of any encumbrances and liens. The Securities shall be fully paid and non-assessable and at the time of purchase (assuming no additional issuances of capital stock other than pursuant to this Agreement) shall represent approximately 15.8% of the issued and outstanding capital stock of the Company on a fully-diluted basis (assuming the exercise of all options to purchase shares of Common Stock of the Company).

      SECTION 2.6     Disclosure; Undisclosed Liabilities. This Agreement and each certificate or other instrument, or document furnished by or on behalf of the Company to the Purchasers and the filings and reports of the Company under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) do not contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements contained therein in light of the circumstances in which they were made not misleading. The Company has no liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as disclosed in its filings under the Exchange Act, and (ii) as could not reasonably be expected to have a material adverse effect on the properties, business, results of operations or earnings of the Company.

      SECTION 2.7     Proxy Statement. The proxy statement pursuant to which the Company will solicit the Company Stockholder Approval (the “Proxy Statement”) will comply in all material respects with the Exchange Act and the rules and regulations thereunder. The Proxy Statement (or any amendment thereof or supplement thereto), at the date it is mailed to stockholders and at the time of the Company Stockholder Meeting (as defined in Section 8.10), will not contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements contained therein in light of the circumstances in which they were made not misleading, except that no representation is made by the Company with respect to any statements therein based on information supplied by the Purchasers in writing to the Company specifically for inclusion therein.

ARTICLE III

REPRESENTATIONS & WARRANTIES CONCERNING THE PURCHASER

      SECTION 3.1     Representations and Warranties of the Purchasers. Each Purchaser represents and warrants to the Company, Penske and the PCP Entities as of the date hereof and as of the Closing Date as follows:

(a) Such Purchaser is acquiring Securities for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

(b) Such Purchaser understands that (i) the Securities have not been registered under the Securities Act or any state securities laws, and (ii) the Securities may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration and/or regulation thereunder as the case may be.

(c) Such Purchaser is an “Accredited Investor” (as defined in Rule 501(a) under the Securities Act).

(d) Such Purchaser is duly organized and validly existing under the laws of the jurisdiction of its organization and has all power and authority to enter into this Agreement.

(e) The execution and delivery of this Agreement has been duly authorized by all requisite corporate action on the part of such Purchaser, and the Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

(f) The execution, delivery and performance by such Purchaser of the Agreement and the consummation by such Purchaser of the transactions contemplated thereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to such Purchaser, or any of its properties or assets, or (b) violate the certificate of incorporation or the bylaws of such Purchaser.

(g) The information regarding such Purchaser supplied by such Purchaser to the Company in writing specifically for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements contained therein in light of the circumstances in which they were made not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE PCP ENTITIES AND PENSKE

      SECTION 4.1     Representations and Warranties of the PCP Entities and Penske. Each of the PCP Entities and Penske represents and warrants to the Company and Mitsui as of the date hereof and as of the Closing Date as follows:

(a) Such person is duly organized and validly existing under the laws of the jurisdiction of its organization and has all power and authority to enter into this Agreement.

(b) The execution and delivery of this Agreement has been duly authorized by all requisite corporate action on the part of such person, and the Agreement constitutes a legal, valid and binding obligation of such person, enforceable against such person, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

(c) The execution, delivery and performance by such person of the Agreement and the consummation by such person of the transactions contemplated thereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to such person, or any of its properties or assets, or (b) violate the certificate of incorporation or the bylaws of such person.

ARTICLE V

CONDITIONS

      SECTION 5.1     Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the Purchase shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:

(a) No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the consummation of the transactions to be consummated at Closing;

(b) The waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated by the Federal Trade Commission and the Antitrust Division of the United States Department of Justice.

(c) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date) and the Company shall have delivered to the Purchasers a certificate, dated the Closing Date and signed by the Company to the effect set forth in this Section 5.1(c);

(d) The holders of Common Stock of the Company present in person or by proxy at a duly called meeting of the Company’s stockholders shall have authorized and approved the issuance and sale of the Securities to the Purchasers by the affirmative vote of a majority of the votes cast at such meeting, provided that the total votes cast on the proposal represent at least 50% of the Common Stock entitled to vote thereon (the “Company Stockholder Approval”).

(e) The Company in all material respects shall have performed, satisfied and complied with each of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at Closing;

(f) The Purchasers and the Company shall have executed a registration rights agreement substantially in the form attached hereto as Exhibit A;

(g) The Purchasers, the PCP Entities and Penske shall have executed a stockholders agreement substantially in the form agreed prior to the date hereof (the “Stockholders Agreement”);

(h) The Purchasers, the Company and the other parties thereto shall have executed a termination of the Second Amended and Restated Stockholders Agreement substantially in the form agreed prior to the date hereof; and

(i) The Purchasers shall have received an opinion, addressed to them, and dated the Closing Date, from counsel to the Company in form and substance reasonably satisfactory to the Purchasers with respect to completion of corporate action and enforceability.

      SECTION 5.2     Conditions to Obligations of the Company. The obligation of the Company to consummate the Purchase shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) Each of the representations and warranties of the Purchasers contained in this Agreement shall be true and correct as of Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date);

(c) Each of the Purchasers in all material respects shall have performed, satisfied and complied with each of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing;

(d) The waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated by the Federal Trade Commission and the Antitrust Division of the United States Department of Justice;

(e) Each of the Purchasers shall have delivered to the Company a certificate dated the Closing Date and signed by such Purchaser to the effect that the execution, delivery and performance of the Agreement has been duly authorized by all requisite corporate action on the part of such Purchaser and the Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally;

(f) The Purchasers and the Company shall have executed a registration rights agreement substantially in the form attached hereto as Exhibit A; and

(g) The Purchasers, the Company and the other parties thereto shall have executed a termination of the Second Amended and Restated Stockholders Agreement substantially in the form agreed prior to the date hereof.

ARTICLE VI

COVENANTS

      SECTION 6.1     Standstill Provisions. Subject to the Closing and to Section 6.2, each Restricted Stockholder shall not, and shall cause its Affiliates (other than the Company and any of the Company’s subsidiaries) not to, either alone or as part of a “group” (as such term is used in Rule 13d-5 (as such rule is currently in effect) of the Exchange Act), directly or indirectly:

(a) acquire or seek to acquire, by purchase or otherwise, ownership (including, but not limited to, Beneficial Ownership) of (i) any capital stock of the Company, or direct or indirect rights (including convertible securities) or options to acquire such capital stock or (ii) any of the assets or businesses of the Company, or direct or indirect rights or options to acquire such assets or businesses;

(b) offer, seek or propose to enter into any transaction of merger, consolidation, sale of a substantial portion of the Company’s assets taken as a whole, or any other similar business combination involving the Company or any of its Affiliates, whether or not any parties other than such Restricted Stockholder and its Affiliates are involved;

(c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company, except as set forth in the Stockholders Agreement;

(d) initiate or propose any stockholder proposals for submission to a vote of stockholders, whether by action at a stockholder meeting or by written consent, with respect to the Company, or, except as provided in the Stockholders Agreement, propose any person for election to the Board of Directors of the Company;

(e) disclose to any third party, or make any filing under the Exchange Act, including, without limitation, under Section 13(d) thereof, disclosing, any intention, plan or arrangement inconsistent with the foregoing;

(f) except as provided in the Stockholders Agreement, form, join or in any way participate in a group to take any actions, including the voting of the Common Stock, otherwise prohibited by the terms of this Agreement;

(g) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

(h) make any public announcement with respect to any of the foregoing.

      SECTION 6.2     Exceptions to the Standstill Provisions. Notwithstanding the foregoing, the provisions of Section 6.1 shall not prohibit:

(a) any transaction by a Restricted Stockholder approved by either (i) a majority of the members of the Board of Directors who are not Affiliates of any Restricted Stockholder (other than in their capacity as a director of the Company), or (ii) stockholders of the Company owning a majority of the Common Stock other than shares of Common Stock Beneficially Owned by any Restricted Stockholder and its Affiliates;

(b) (i) in the case of the PCP Entities and Penske, the acquisition of securities or of Beneficial Ownership of securities if, after giving effect to such acquisition, the Beneficial Ownership of the PCP Entities and Penske in the Company is less than or equal to 65% and (ii) in the case of the Purchasers, the acquisition of securities of the Company or of Beneficial Ownership of securities of the Company if, after giving effect to such acquisition, the Beneficial Ownership of the Purchasers in the Company is less than or equal to 49%;

(c) the granting by the Board of Directors of options for Common Stock, or the issuance of restricted shares of Common Stock, or other awards of equity securities convertible into or exchangeable for Common Stock or which otherwise transfer Beneficial Ownership of Common Stock, to individual persons who are Affiliates of Restricted Stockholders and who are employees or members of the Board of Directors of the Company, when issued for compensatory purposes, or the issuance of shares of Common Stock upon the exercise of any such options or other awards; or

(d) any transaction contemplated by, or in furtherance of, the Registration Rights Agreement, the Stockholders Agreement or this Agreement.

      SECTION 6.3     Right of Company to Receive Notice of Certain Purchaser Acquisitions. If either of the Purchasers intend to acquire additional securities of the Company or Beneficial Ownership of securities of the Company such that, after giving effect to such acquisition, the Beneficial Ownership of the Purchasers and their Affiliates in the Company would be 20% or greater, the Purchasers shall give prior written notice of such intention to the Company. Upon receipt of such written notice, the Company shall use its reasonable best efforts for a 90-day period to cause each automobile manufacturer having a material contract with the Company that by its terms may be terminated by the manufacturer as a result of such acquisition by the Purchasers, to waive such termination right. If the Company is unable to cause the waiver of such a termination right by the end of the 90-day period, the Company shall so notify the Purchasers and the Purchasers shall not make the proposed acquisition.

      SECTION 6.4     Right of Purchasers to Designate an Officer. Unless the Purchasers’ collective Beneficial Ownership falls below 10% of the Common Stock (and remains below 10% for more than 180 days), the Company agrees that the Purchasers shall have the right to designate one (1) person as Senior Vice President or any other position having authority at least the same as a Senior Vice President or equivalent position of the Company. The officer designated by Purchasers may also be a director of the Company. The officer designated by the Purchasers shall receive compensation and benefits from the Company no less favorable in the aggregate than those received by other Senior Vice Presidents of the Company (or by persons holding such other equivalent positions).

      SECTION 6.5     Director Nomination Procedures. Unless the Purchasers’ collective Beneficial Ownership falls below 2.5% of the Common Stock (and remains below 2.5% for more than 180 days), the Company agrees that it will not take any action (including by amending its by-laws) without the prior approval of the Purchasers that would restrict the ability of a shareholder to propose, nominate or vote for any person as a director of the Company in connection with any shareholder election of directors of the Company provided, however, that nothing herein shall affect the ability of the Company to restrict shareholder access to the Company’s proxy materials.

      SECTION 6.6     Observer. Unless the Purchasers’ collective Beneficial Ownership falls below 2.5% of the Common Stock (and remains below 2.5% for more than 180 days), in the event a representative from the Purchasers is not a member of the Board of Directors of the Company, the Purchasers shall have the right to a non-voting observer at all meetings of the Board of Directors of the Company (the “Observer”). The Observer shall be entitled to receive all materials and information distributed to directors of the Company and shall have access to the Company’s management and records as if such Observer were a director.

      SECTION 6.7     Confidentiality Obligation.

      (a) Purchasers shall treat as secret and confidential any and all confidential information communicated by the Company to the member of the Board of Directors who is a representative of the Purchasers and shall therefore not disclose or communicate such confidential information to any person or entity, except to those employees and persons within Purchasers and/or their Affiliates who need to have access to such information for the purpose of monitoring Purchasers’ investment in the Company. Any such employee or person shall be bound by this confidentiality obligation and shall be informed of the confidential nature of the information.

      (b) The obligations imposed above shall not apply to information:

(i) which becomes publicly available;

(ii) which Purchasers can establish was already in their possession in compliance with this or a relevant similar provision at the time such information was communicated to them;

(iii) which is received from a third party without restriction and without breach of this Agreement;

(iv) which Purchasers can establish has been independently developed by them and which otherwise complies with the terms hereof; or

(v) which is required to be disclosed by applicable law, legal process or, in connection with any judicial process, arbitration or other proceeding.

ARTICLE VII

TERMINATION

      SECTION 7.1     Termination prior to Closing. This Agreement may be terminated at any time prior to the Closing upon written notice of such termination by the terminating party to the other party setting forth the basis for such termination:

(a) by mutual written consent of the Company and the Purchasers; or

(b) by either the Purchasers or the Company if any of the applicable conditions set forth in Article V have not been satisfied or waived on or before June 7, 2004;

(c) by either the Purchasers or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(d) by the Purchasers or the Company, (i) if any representation or warranty of the other set forth in this Agreement shall be untrue in any material respect when made to the extent that such first party did not have actual knowledge of such breach as of the date of this Agreement, or (ii) upon a breach in any material respect of any covenant or agreement on the part of the other set forth in this Agreement, in each case which would constitute a failure of the condition to Closing of the first party; or

(e) By the Purchasers or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (as defined in Section 8.10).

      SECTION 7.2     Termination following Closing. Subject to Section 7.4, this Agreement shall terminate on the tenth anniversary of the Closing or, in the case of Sections 6.1 and 6.2 only, on such earlier date as the Stockholders Agreement is terminated (unless a similar agreement is then entered into, or contemplated to be entered into, between the Restricted Stockholders). Subject to Section 7.4, this Agreement shall terminate with respect to a Restricted Stockholder at such time as such entity ceases to Beneficially Own any Restricted Securities or any shares of Common Stock of the Company, as the case may be.

      SECTION 7.3     Effects of Termination. In the event of termination of this Agreement pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and have no effect, without any liability to any person in respect hereof, except for any liability resulting from such party’s breach of this Agreement.

      SECTION 7.4     Survival of Representations. The representations and warranties made in this Agreement shall survive for a period ending eighteen months after Closing, provided that the representation and warranties of the Company set forth in Section 2.5 shall survive without limitation.

ARTICLE VIII

MISCELLANEOUS

      SECTION 8.1     Notices. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (with confirmation promptly sent by regular mail), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i)	if to the Company, to:

United Auto Group, Inc. 2555 Telegraph Road Bloomfield Hills, Michigan 48302-0954 Attention: General Counsel

(ii)	if to the Purchasers, to:
Mitsui & Co., Ltd. First Motor Vehicles Div. 2-1, Ohtemachi 1-chome, Chiyoda-ku Tokyo, Japan Attention:General Manager of First Motor Vehicles Div.

and

Mitsui & Co. (U.S.A.), Inc. Detroit Office 1000 Town Center, Suite 1900 Southfield, Michigan 48075 Attention: Detroit Machinery & Automotive Department

with a copy to:
Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: William D. Regner, Esq.

(iii)	If to Penske or the PCP Entities:

c/o Penske Corporation 2555 Telegraph Road Bloomfield Hills, Michigan 48302 Attention: General Counsel Telecopy: 248-648-2155

All such notices, requests, consents and other communications shall be deemed to have been given when received.

      SECTION 8.2     Amendments and Waivers. This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided, that any amendment, modification, supplement, or waiver by the Company of the provisions of Sections 6.1 and 6.2 shall require the approval of a majority of the members of the Board of Directors who are not Affiliates of any Restricted Stockholder (other than in their capacity as a director of the Company).

      SECTION 8.3     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and the personal representatives and assigns of the parties hereto, whether so expressed or not. The provisions of Sections 6.1 and 6.2 of this Agreement shall be binding upon any transferee (who shall acknowledge the same in writing to the Company as a condition to the effectiveness of such transfer) of Common Stock from any Restricted Stockholder or its Affiliates, or from any other party who becomes bound by such provisions, if such transferee, together with its Affiliates, after giving effect to such transfer, Beneficially Owns in excess of 49% of the Common Stock.

      SECTION 8.4     Entire Agreement. This Agreement (with the documents referred to herein or delivered pursuant hereto and together with the Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

      SECTION 8.5     Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

      SECTION 8.6     Submission to Jurisdiction. Each of the Company and the Purchasers hereby (i) irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and (ii) agrees that service of any process, summons or notice by international courier to the address set forth in Section 6.1 shall be effective service of process for any action or proceeding brought against it in any such court.

      SECTION 8.7     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.

      SECTION 8.8     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

      SECTION 8.9     Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

      SECTION 8.10     Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things (including, without limitation, in the case of the Purchasers and the Company, making filings required under the HSR Act and with CADE) and shall execute and deliver all such other agreements, certificates, instruments, and documents (including, without limitation, the agreements, certificates, instruments and documents contemplated by Article V) as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall, as soon as practicable after the date hereof, (a) prepare and file with the Securities and Exchange Commission the Proxy Statement containing the recommendation contemplated in the last sentence of Section 2.2 hereof and, if necessary, shall use its reasonable best efforts to have the Proxy Statement cleared by the Securities and Exchange Commission under the Exchange Act, and (b) duly call, given notice of and convene a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval.

      SECTION 8.11     Expenses. Each party to this Agreement shall bear its own cost and expenses, including fees of consultant(s), accountant(s), counsel, and other persons acting on behalf of or for such party.

ARTICLE IX

DEFINITIONS

      SECTION 9.1     Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified below:

      “Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act.

      “Beneficial Ownership” means “beneficial ownership” as defined in Rule 13d-3 promulgated under the Exchange Act; provided that, the PCP Entities and Penske, on the one hand, and the Purchasers, on the other hand, shall not, by virtue of the Stockholders Agreement, be deemed to have Beneficial Ownership of each other’s securities of the Company. The term “Beneficial Owner” shall have the correlative meaning.

      “Business Day” means a calendar day, other than (a) a Saturday or Sunday, and (b) a day on which commercial banks are required or permitted by law or other governmental action to close in New York, New York, United States of America or Tokyo, Japan.

      “Closing” has the meaning set forth in Section 1.3.

      “Closing Actions” has the meaning set forth in Section 1.5.

      “Closing Date” has the meaning set forth in Section 1.3.

      “Common Stock” means the Common Stock, par value $.0001 per share, of the Company, and includes any securities issued with respect to such shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, merger, consolidation or other reorganization or otherwise.

      “Company” has the meaning set forth in the preamble.

      “Company Stockholder Approval” has the meaning set forth in Section 5.1.

      “Company Stockholder Meeting” has the meaning set forth in Section 8.10.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “HSR Act” has the meaning set forth in Section 2.4.

      “Mitsui Japan” has the meaning set forth in the preamble.

      “Mitsui Japan Purchase” has the meaning set forth in Section 1.1.

      “Mitsui Japan Purchase Price” has the meaning set forth in Section 1.1.

      “Mitsui Japan Securities” has the meaning set forth in Section 1.1.

      “Mitsui USA” has the meaning set forth in the preamble.

      “Mitsui USA Purchase” has the meaning set forth in Section 1.1.

      “Mitsui USA Purchase Price” has the meaning set forth in Section 1.1.

      “PCP Entities” has the meaning set forth in the preamble.

      “PCP I” has the meaning set forth in the preamble.

      “PCP II” has the meaning set forth in the preamble.

      “Penske” has the meaning set forth in the preamble.

      “Penske Corporation” has the meaning set forth in the preamble.

      “Penske Holdings” has the meaning set forth in the preamble.

      “Proxy Statement” has the meaning set forth in Section 2.7.

      “Purchase” has the meaning set out in Section 1.1.

      “Registration Rights Agreement” means the Second Amended and Restated Registration Rights Agreement dated as of the date hereof, as amended, among Mitsui Japan, Mitsui USA and the Company.

      “Restricted Securities” means any Common Stock or other equity security of the Company Beneficially Owned by a Restricted Stockholder and any securities convertible, exercisable or exchangeable for Common Stock or such other equity securities.

      “Restricted Stockholder” means each of Penske, the PCP Entities and the Purchasers.

      “Securities” has the meaning set out in Section 1.1.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Stockholders Agreement” has the meaning set out in Section 5.1(g).

[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

UNITED AUTO GROUP, INC.

By:	/s/ ROBERT H. KURNICK, JR.

Name: Robert H. Kurnick, Jr.

Title:	Executive Vice President

PURCHASERS:

MITSUI & CO., LTD.

By:	/s/ TATSUO NAKAYAMA

Name: Tatsuo Nakayama

Title:	General Manager

First Motor Vehicles Division

MITSUI & CO. (U.S.A.), INC.

By:	/s/ OSAMU KOYAMA

Name: Osamu Koyama

Title:	Senior Vice President

PCP ENTITIES:

INTERNATIONAL MOTOR CARS GROUP I, L.L.C.

By:	Penske Capital Partners, L.L.C., as Managing Member

By:	/s/ JAMES A. HISLOP

Name: James A. Hislop

Title:	President

INTERNATIONAL MOTOR CARS GROUP II, L.L.C.

By:	Penske Capital Partners, L.L.C., as Managing Member
By:

/s/ JAMES A. HISLOP

Name: James A. Hislop

Title:	President

PENSKE:

PENSKE CORPORATION

By:	/s/ ROGER S. PENSKE

Name: Roger S. Penske

Title:	Chairman and Chief Executive Officer

PENSKE AUTOMOTIVE HOLDINGS CORP.

By:	/s/ ROGER S. PENSKE

Name: Roger S. Penske

Title:	Chairman